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EXPLANATORY NOTE

The purpose of this Schedule 14A is to file the transcript of the Telephone and Data Systems, Inc. (“TDS”) first quarter 2015 earnings conference call on May 1, 2015, for use on and after May 4, 2015.

IMPORTANT INFORMATION:  TDS and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of TDS in connection with the TDS 2015 annual meeting of shareholders.  Information regarding TDS directors and executive officers and other participants that may be soliciting proxies on behalf of the TDS board of directors and their respective interests in TDS by security holdings or otherwise is set forth in TDS’s definitive proxy statement relating to its 2015 annual meeting, as filed with the Securities and Exchange Commission (“SEC”) on April 17, 2015.  The 2015 proxy statement, other solicitation material and other reports that TDS files with the SEC, when available, can be obtained free of charge at the SEC’s web site at www.sec.gov  or from TDS as provided on its website at www.tdsinc.com.  TDS SHAREHOLDERS ARE ADVISED TO READ CAREFULLY THE PROXY STATEMENT AND OTHER SOLICITATION MATERIAL FILED BY TDS IN CONNECTION WITH THE TDS 2015 ANNUAL MEETING OF SHAREHOLDERS BEFORE MAKING ANY VOTING DECISION BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE ELECTION OF DIRECTORS OF TDS.

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                            May 1, 2015 / 9:30 AM, TDS – Q1 2015 Telephone Data Earnings Conference Call

FINAL TRANSCRIPT

Company Participants

•    Jane W. McCahon

•    Douglas D. Shuma

•    Kenneth R. Meyers

•    Steven T. Campbell

•    Vicki L. Villacrez

Other Participants

•    Sergey Dluzhevskiy

•    Ric H. Prentiss

•    Barry Michael Sine

MANAGEMENT DISCUSSION SECTION

Operator

Greetings and welcome to the TDS and U.S. Cellular First Quarter 2015 Conference Call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host Jane McCahon, Vice President of Corporate Relations. Thank you. Ms. McCahon, you may begin.

Jane W. McCahon

Thank you, Kevin. Good morning, everyone, and thank you for joining us. I want to make you all aware of the presentation we've prepared to accompany our comments this morning which you will find on the Investor Relations sections of the TDS and U.S. Cellular websites.

With me today and offering prepared comments are from TDS, Doug Shuma, Senior Vice President, Finance; from

U.S. Cellular, Ken Meyers, President and Chief Executive Officer; Steve Campbell, Executive Vice President, Finance and CFO; and from TDS Telecom, Vicki Villacrez, Vice President, Finance and CFO.

This call is being simultaneously webcast on the TDS and U.S. Cellular Investor Relations websites. Please see the websites for slides referred to on this call, including other non-GAAP and operating cash flow and adjusted EBITDA reconciliations.

The information set forth in the presentation and discussed during this call contains statements about expected future results and financial results that are forward-looking and subject to risks and uncertainties.

Please review the Safe Harbor paragraphs in our press releases and the extended version in our SEC filings. Shortly after we released our earnings and before the call, TDS and U.S. Cellular filed SEC Forms 8-K, including today's press releases and their SEC Forms 10-Q.

Additionally, U.S. Cellular will be filing a Form S-3 amendment today which basically refreshes our self-registration back to $500 million.

We invite you to join us or listen to the webcast of our Annual Meetings, U.S. Cellular's Annual Meeting is on May 19 in Milwaukee and TDS's is on May 21 in Madison. We also ask our shareholders to support our extremely qualified slate of Director nominees at both TDS and U.S. Cellular. We'll be on the road and reaching out to our shareholders to discuss our progress over the coming weeks.

Please keep in mind that TDS has an open door policy, so if you are in the Chicago area and would like to meet with members of management, the IR team will try to accommodate you calendars permitting.

I'd like to now turn the call over to Doug Shuma for a couple of brief comments.

Douglas D. Shuma

Thanks, Jane. All of our businesses made good progress executing on their strategic priorities during the first quarter as you'll hear from Ken, Steve and Vicki. We remain committed to our capital allocation strategy and return value to our shareholders during the quarter in the form of $15 million in TDS dividends. We did not, however, repurchase any shares in the quarter.

As we have always said, our capital allocation strategy reflects a long-term objective and there can or will be short-term swings for a myriad of reasons. With that said, we believe we are tracking very closely to our stated 75:25 ratio of investments in the business to value being returned to shareholders.

Now, I'll turn the call over to Ken.

Kenneth R. Meyers

Good morning. I'm happy to report that 2015 is off to a good start with continued customer growth, albeit at levels below what I would like, lower churn rates across both post and prepaid product lines, growth in revenues following the turnaround in customer growth last year and a big jump in operating cash flow. While there are some one-time gains that flow through the income statement and muddy up some comparisons, the company generated positive operating income from its operations during the quarter. Our results this quarter reflect a balance and our desire to grow, with our need to improve profitability.

Let me be clear, continuing to drive subscriber growth remains a top priority. However, as you've seen throughout the industry switching activity has declined and the American consumer is still being very cautious. So, while we continue to position U.S. Cellular in the marketplace with the best value in wireless, we were not overly aggressive in promotions when it became clear to us that fish just weren't biting this quarter.

Let's review a few highlights from the quarter. While gross additions did not see the level of growth we would like, we are pleased with the continued improvement in postpaid churn, which declined to 1.48% in the quarter, a four-year low. We view this as evidence of customer satisfaction with our overall value proposition.

With 78% of our postpaid customers now under contract, we are optimistic about our ability to maintain and even improve on this churn result. Also, during the quarter, we saw improvements in prepaid churn, too.

Late in the quarter, we repeated a very successful tablet promotion we ran over the holidays which resulted in connected devices representing 34% of postpaid gross additions in the quarter and 40,000 net adds. Tablet promotions increased our traffic and connected devices. They also generated an incremental connection fee and an opportunity to upsize data buckets and thus, data revenue.

We have also had success increasing other high merchant revenue streams such as device protection plans and through accessory sales. Equipment installment plans remain popular. 39% of postpaid devices sold to customers in the first quarter were on equipment installment plans. That rate was muted to some degree again this quarter by the tablet promotion.

Our shared data plans, which we called Shared Connect, now account for 56% of our postpaid customers, up from 47% at year-end and with the strong tablet sales this quarter, average postpaid devices per account rose sequentially from 2.1 devises per account to 2.48 devices.

We continue to see strong migrations to these plans reflecting the underlying trends of smartphone adoption, the addition of connected devices, combined with the strong growth in data consumption. All of these activities, smartphone adoption, increased connected devices, Shared Connect adoption with larger data buckets and EIP uptake, offset by – to some degree, by competitive pricing, led to revenue growth of over 4% from last year.

On the network front, 94% of our postpaid customers and 87% of our cell sites now have 4G LTE coverage and this 4G network is now carrying 81% of our data traffic. We've been very successful migrating customers to 4G LTE. Currently, 64% of our total postpaid customers have 4G capable devices and over 90% of the smartphones in service are now 4G capable. Along that same front, we continue to make slow progress on 4G roaming agreements and are getting closer to finalizing a couple of them.

During the quarter, we announced that we are terminating our rewards program. This is an excellent example of the work the team is doing to continue to bring to our customers products and services that provide unique value to them.

Our recent research showed that this program was not as effective in attracting new customers in today's price-sensitive environment and that our current customers do not rate it highly as a benefit. In fact, many customers have never used their points.

Therefore, we decided to discontinue the program eliminating the cost to operate it and enabling us to redirect resources to other products and services our customer value more; more to come on this over the next few quarters.

Year-over-year growth in customers, managing our promotional activity, increases in EIP adoption, the elimination of expenses related to the billing system conversion last year and tight spending controls in all other areas combined to generate $167 million of operating cash flow for the quarter. This performance has led us to increase our guidance for 2015 by $50 million. It's a great start to the year.

Looking forward, we do expect switching activity to pick up and we have plans to aggressively migrate our remaining feature phone customers to smartphones in order to generate the subscriber growth we want. We expect acquisition costs to be higher over the remainder of the year.

To summarize, we had a very good start to the year and I'd like it take this opportunity to thank all of our associates for their commitment and dedication they bring to serving our customers every day. We've shown that U.S. Cellular is competitive and relevant in the marketplace and now we are focused on driving growth to achieve our 2015 goals.

So with that, let me turn the phone – call over to Steve Campbell.

Steven T. Campbell

Good morning. I'll begin with a few comments on customer results shown on slide six. Postpaid gross additions for the first quarter of 2015 were 200,000, an increase of 2% from 197,000 a year-ago. Postpaid churn for the quarter was 1.48%, down from about 2.3% last year. I'll say more about postpaid churn in a minute.

Due to both higher gross additions and improved churn, we achieved postpaid net additions of 9,000 for the quarter, a significant improvement from the net loss of 93,000 postpaid customers a year-ago. The mix of our postpaid gross and net additions in the first quarter is shown at the bottom of the chart. Gross additions comprised 66% handsets and 34% connected devices. Net additions were driven by smartphones and to a greater extent, by connected devices.

Prepaid subscriber results, 12,000 net additions were relatively flat year over year, while churn improved to 5.8%.

The next slide has a chart showing the trend in the postpaid churn rate over the period beginning in January of 2013 and continuing through March of 2015. As we've been reporting over the past couple of quarters, churn peaked at 2.4% in February of 2014 and has continued on a steady downward trend since that time, decreasing to 1.48% for the first quarter of 2015.

Slide eight shows the positive trends in smartphone sales and penetration. During the first quarter, we sold 403,000 smartphones which represented 86% of total handsets sold, driving smartphone penetration to 67% of our base of postpaid handset customers, up from 56% a year-ago.

So at the end of the first quarter, we still had about one-third of our postpaid customers with basic phones, and as Ken said, we intend to work aggressively to upgrade these customers to smartphones and drive additional data usage revenues. During the first quarter, we also sold 72,000 connected devices.

As Ken already mentioned, we continue to have good progress in the adoption of 4G technology. On the network front, we completed wave four of the deployment early in the first quarter of 2015 and are now covering 94% of our customers. In addition, at the end of the quarter, 64% of our postpaid customers have 4G capable devices. This means that 64% of our customers have devices that are capable of providing them with a high speed 4G data experience on a best-in-class network.

We believe that the higher penetration that we're seeing for smartphones and connected devices, when combined with increased adoption of our Shared Connect data plans, is allowing us to capitalize on the continuing growth in data consumption.

The penetration on our Shared Connect plans is now 56%, up from 47% last quarter. That increased penetration for smartphones and connected devices and Shared Connect plans is having a positive impact on our revenue trends as shown on the next slide.

Postpaid ARPU, as reported, was $54.87 for the first quarter. That's down about 4.7% year over year. Although, increased smartphone penetration and data usage clearly have had a positive impact on revenue, we've also seen downward pressure associated with both industry-wide price competition over the last few quarters and discounts on normal service plan pricing for customers who activate their own device or purchase one under an equipment installment plan.

These equipment related discounts, which are shown in the table at the bottom of the slide, effectively shift some revenue from service revenue to equipment sales revenue. If normalized for that shift, ARPU for the first quarter increased by 3% year over year and was essentially flat sequentially.

Postpaid average revenue per account, or ARPA, as reported, was $134.94, up 2.2% year over year. When normalized for the equipment related discounts, ARPA grew at the more robust rate of 11%. Also, remember that the ARPU and ARPU metrics shown here are calculated using service plan revenues and therefore, do not reflect the monthly equipment billings to customers who have equipment installment plans.

In the first quarter, these equipment billings totaled about $47 million, which is equivalent to $3.66 per average postpaid customer or $9 per average postpaid account.

The next slide in the deck provides some summary statistics related to equipment installment plans. I'll highlight a couple of the line items. For the first quarter, EIP sales were 39% of total postpaid devices sold and resulted in $68 million of recognized revenue. Both devices sold and the related revenue were negligible amounts in the previous year.

EIP related bad debts expense for the quarter which we determined using our historical accounting method was $5 million. And acknowledging that it's still early, we haven't observed any unusual default activity among equipment installment plan customers.

Moving on, total operating revenues for the first quarter were $965 million, up $39 million or 4% from $926 million a year ago. The increase was driven primarily by higher equipment sales revenues, reflecting the growth in equipment installment plan sales.

Total service revenues were $828 million, down $26 million or 3% from last year. The principal factor in the decrease was lower retail service revenues. There was an increase in the number of customers year over year, but the impact of that growth was offset by the decrease in reported ARPU discussed earlier.

Inbound roaming revenues of $40 million decreased $10 million or 20% due to both lower volumes and rates. Tower rentals for the quarter, largely representing our remaining tower portfolio following the sale completed in January, were

$14 million, up 9% year over year. And ETC revenues included in other were flat year over year at $23 million, as the FCC's phase-down of Universal Service Fund support remain suspended.

Our overall financial performance for the quarter was quite strong as shown on the next slide. Operating cash flow for the quarter was $167 million, up significantly from $79 million a year-ago. Note that this measure excludes the gains associated with the tower sale and license exchange that were mentioned earlier.

Several factors contributed to the overall improvement. First, as I just discussed in more detail, total operating revenues grew by $39 million or 4% year over year. In total, cash expenses of $798 million decreased by $49 million or 6% year over year. System operations expense increased by $10 million, primarily due to outbound roaming expense. However, more than offsetting that increase, cost of equipment sold fell by 12% driven by lower gross additions [ph] and a lower (19:29) that is improved upgrade rate, and SG&A expenses fell by 7% due to lower sales commissions on reduced volume and lower consulting and outsourcing costs related to the billing system conversion last year.

I also want to use this chart to highlight our true operating performance for the quarter. As you can see at the bottom of the slide, our operating income, excluding the non-recurring gains in both periods, dramatically improved from a loss of $89 million last year to income of $20 million this year.

Adjusted EBITDA shown next incorporates the earnings from our equity method partnerships and imputed interest income from EIP transactions. Adjusted EBITDA for the quarter was $209 million, up 79% from $117 million last year, driven largely by the increase in operating cash flow.

Our estimates for full year 2015 are shown on slide 14 of the presentation. For total operating revenues, the range remains at $4.0 billion to $4.2 billion. For operating cash flow, we're increasing the range by $50 million at both ends to $400 million to $500 million.

This increase balances the positive performance in the first quarter with the fact that we still have an intensely competitive market with a lot of pricing uncertainty, as well as the fact that we believe we will need to be aggressive to achieve our overall subscriber growth goals. In order to generate the growth we want, we expect the acquisition costs to be higher over the remainder of the year.

The increase for operating cash flow ripples through the guidance for adjusted EBITDA, which incorporates the earnings from our equity method partnerships and interest income. The updated guidance for adjusted EBITDA is $580 million to $680 million. And finally, capital expenditures are still expected to be about $600 million.

Before I conclude, I want to make just a couple of comments about U.S. Cellular's balance sheet. Overall, I'd say the balance sheet is in good shape. We saw continued improvement in both customer accounts receivable and inventory balances over the course of the first quarter.

As of March 31st, cash and equivalents totaled $337 million, up $125 million from the year-end level. In addition to the existing cash and equivalents, we have about $280 million of unused borrowing capacity under our revolving credit agreement and in January, we entered into a new term loan agreement that provides additional borrowing capacity of

$225 million.

We believe that these resources, together with expected cash flows from operating activity, provide sufficient liquidity and financial flexibility to meet our day to day operating needs for the foreseeable future.

And now, I'll turn the call over to Vicki Villacrez to discuss TDS Telecom. Vicki.

Vicki L. Villacrez

Okay. Thank you, Steve, and good morning, everyone. TDS Telecom is also off to a good start as we continue to execute on our strategic priorities and our first quarter performance demonstrates that. For the wireline and cable segments, this means we continue to focus on owning the best [ph] slice (23:18) of the market and using that advantage to grow high margin broadband services bundled with video and voice products.

For the HMS segment, we continue to execute the vision we have for profitably serving the IT outsourcing needs of mid-market customers. In our wireline business, we have continued our focus on providing high-speed data services and related products which has led to growth in both broadband and IPTV connections.

Our IPTV product called TDS TV is an important offering that leverages our high-speed network. TDS TV has been launched in 18 markets enabling 142,000 service addresses, or roughly 20% of our total footprint. We're very pleased with the success of our IPTV deployments and will continue to make fiber investments this year to achieve our goal of approximately 25%.

The integration of our cable businesses has been very productive. BendBroadband's performance has been strong and is exceeding our expectations. We are also pleased with Baja's progress. And we continue to increase broadband connections and identify synergy opportunities giving us confidence in our overall cable strategy, which is based on our belief that it is a natural extension of what we do.

Providing broadband, video and voice services to both residential and commercial customers allows us to leverage significant expertise and infrastructure within our organization.

In HMS, we continue to focus on driving recurring service revenue growth by improving our ability to sell across our entire portfolio of offerings.

Moving to the first quarter results shown on slides 17, TDS Telecom had another good quarter. First, we had solid results with our wireline segment, which contributed a 2% increase in operating cash flow. Second, cable operations nearly doubled in size with the integration of BendBroadband and grew revenues 2%, excluding that impact. And third, HMS total revenues decreased 3% due to lower equipment sales.

However, our recurring hosting revenues grew 3%. While the results are less than we planned, we are encouraged by our pipeline and expect these revenue growth rates to improve over the year.

On a consolidated basis, TDS Telecom's revenues increased 7% driven primarily from the BendBroadband acquisition on September 1, 2014. Adjusting for the impacts of acquisitions, revenues declined $3 million or 1%, due primarily to lower HMS equipment sales and lower wireline wholesale revenues.

Adjusted EBITDA, which is essentially operating cash flow for TDS Telecom, grew 10% year over year primarily driven by contributions from cable acquisitions. Without the effects of acquisitions, adjusted EBITDA was flat.

Looking at wireline results on slide 18, retail revenue, which is residential and commercial combined, was flat year over year. Residential revenues grew 3% as growth in broadband and IPTV more than offset the decline in legacy voice services.

Commercial revenues, however, decreased 4% as our managed IP sales did not keep pace with decreases in legacy voice and broadband connections. Wholesale revenues decreased this quarter as a result of continuing decreases and regulatory recovery and lower inter-carrier compensation rates, and is in line with our expectations.

On a combined basis, total wireline revenues declined less than 1% to $176 million in the quarter. However, due to cost control initiatives, cash expenses declined 2% from the same period last year. As a result, adjusted EBITDA increased 2%.

Turning to slide 19, our strategic focus on broadband and our IPTV products is reflected in our residential customer metrics. Residential broadband customers are increasingly choosing higher speeds in our ILEC markets, with 42% choosing speeds of 10 megabits or greater and 12% choosing speeds of 25 megabits or greater. We continue to be very pleased with the overall IPTV uptake and we are seeing average penetration rates exceeding our expectations.

IPTV connections grew 61%, adding 9,700 subscribers compared to the prior year. We are offering up to 300-megabit data speeds and have launched [ph] 1-gig (28:37) services in all 18 IPTV markets. These actions are driving 97% of our customers to take all three services which results in a very low churn rate of roughly one half of a percent.

Our investments in these markets, along with the completion of the broadband stimulus projects, has contributed to broadband connection growth over the last four quarters. As you can see in the table on the bottom of the slide, average revenue per residential connection increased 4% to $42 driven by price increases for broadband and video services, customers opting for faster broadband speeds and also customers selecting our higher tiered IPTV packages.

Looking at the cable segment on slide 20, you can see the effects of acquisitions on the 2015 results, which include the combined results of Baja and BendBroadband. The 2014 results reflect only Baja.

Total cable connections grew 271,000, primarily due to BendBroadband. On a same-store basis, total residential connections grew 7% as growth in broadband and voice were partially offset by a decline in our video connections.

Commercial connections grew 1% on a same-store basis. Excluding BendBroadband, revenues grew 2% driven by an increase in average residential connections. Cash expenses increased due to higher plant maintenance and programming content costs. It is our general intent to cover our higher content costs through price increases. The increase in cable adjusted EBITDA was due to our BendBroadband acquisition.

Turning to the HMS segment, on slide 21, we continue to focus on organic growth and [ph] our recurring (30:47) hosting service revenues, which was 3% for the quarter. Equipment sales were down $3 million due to the lower spending by existing customers. Cash expenses were down 4% compared to the same period in the prior year which mainly reflects lower cost of goods sold.

Other operating expenses were up slightly, however, that increase does include a $1 million commission related to our recent multi-service contract with the city of Minneapolis. This commission expense is recognized [ph] in advance of (31:24) revenues. This resulted in adjusted EBITDA of $1 million being relatively flat year over year.

We have provided our 2015 guidance on slide 22 which is unchanged from the guidance we shared in February. Overall, we're pleased with the results of our first quarter and we'll continue to update you on our successful execution of our strategic priorities throughout the year.

Now, I'll turn the call back over to Jane.

Jane W. McCahon

Thanks, Vicki. Operator, we would like to open up the call for questions now. In addition to our speakers this morning Jay Ellison, EVP of Operations; and Mike Irizarry, CTO at US Cellular have joined us in the room for questions.

Q&A

Operator

Thank you. We'll now be conducting a question-and-answer session. [Operator Instructions] Our first question today is coming from Sergey Dluzhevskiy from Gabelli & Company. Please proceed with your question.

<Q - Sergey Dluzhevskiy>: Good morning, guys. A couple of questions, if I could. The first one is for Doug. TDS didn't repurchase any stock in the first quarter. Could you comment whether there were any timing reasons maybe related to blackout or when you reported earnings in the quarter or was it there were any other legal reasons that [indiscernible] (33:11) you from buying stock back in the quarter and also, how should [ph] we (33:14) think about your appetite for buybacks for the balance of the year?

<A - Douglas D. Shuma>: Yes. Sergey, as I mentioned in my comments, there's always a myriad of reasons, we may be in or out of some market. I'm not really going to speak to what those exact reasons might be. As far as the balance of the rest of the year, I think we're sticking to the 75:25 allocation that we've stated over the years and you'll see that play out over time.

<Q - Sergey Dluzhevskiy>: Okay. And a couple of questions for Ken. So, on the auction side, I guess, related to upcoming broadcasting spectrum auction, given the lessons learned by the wireless industry from the [indiscernible] (33:58) spectrum auction, what are your thoughts on the timing and potential format of the broadcasting spectrum auction and given what you know now, what are your expectations as far as company participation in that auction?

<A - Kenneth R. Meyers>: Well, my crystal ball is probably no better than yours at this point, Sergey. There's a lot of noise, a lot of discussion going on, everything that I'm hearing says it's still going to happen in 2016, probably second half, but I have no inside track on that whatsoever. We historically have participated one way or another in almost every auction out there. We do it through a very disciplined process looking at both what we see as the value of the spectrum, as well as other options to meet future capacity needs.

I would expect that all the other things being equal, we'd participate in a future auction following the same strategy as we have in the past, but my guess is we're at least a year away from any decisions on that front.

<Q - Sergey Dluzhevskiy>: All right. And also another wireless question. It seems like your two main wireless competitors, AT&T and Verizon are increasingly moving towards converged services. Do you see a need to partner with wireline or cable providers in some of your markets, maybe, in your larger markets that potentially could help you reduce churn and maybe help counter some of the current moves and maybe, future moves by your two larger competitors?

<A - Kenneth R. Meyers>: Yes. Great question. A lot of action on the competitive front, whether it be pricing or product, we can – we, too, are looking at all the different options, whether it be a video play or something different that we do with our owned services. As I mentioned, yes, I think we will see a couple of changes in the next couple of quarters that I really – I am not ready to talk about yet.

The role of video is an open question. I mean, you put a lot of video on our wireless networks and that's go to get either very expensive or very clogged very soon. So, I'm not sure just where video plays long term, but we will continue to test and continue to evaluate different products and services for our customers on a continual basis.

<Q - Sergey Dluzhevskiy>: Okay. And last question for Vicki or maybe for Doug on the wireline side. So, obviously we saw a cancellation of a large deal in the cable industry, Comcast, Time Warner Cable and the regulator's position on that particular deal. So what are your thoughts on cable M&A over the next few years in general and how do you think this particular transaction cancellation might impact the pipeline that you may have for cable deals in the next 12 to 18 months?

<A - Vicki L. Villacrez>: Okay. So I'll go first and then, Doug, you can comment on if you would like. I think the Comcast, Time Warner deal, we don't believe it impacts us per se right now. I mean, we continue to see good activity, cable activity in our pipeline. We're actively pursuing additional cable acquisitions that meet our criteria as well as bolt-ons. If the cancellation of this transaction follows and we see other activity, we're hoping that will generate more opportunities for us.

<Q - Sergey Dluzhevskiy>: Okay. Thank you.

Operator

Thank you. Our next question is coming from Ric Prentiss from Raymond James. Please proceed with your question.

<Q - Ric H. Prentiss>: Hi. Good morning.

<A>: Hi, Ric.

<A>: Good morning, Ric.

<Q - Ric H. Prentiss>: First question is on operating cash flow if I could. Obviously, nice to see guidance go up [ph] as we're a little light (38:07) and you talked to that Ken. But can we talk a little bit about what would it take to hit the high-end of that guidance or above and what would happen to cause you to go to the low end of that guidance?

<A - Kenneth R. Meyers>: Boy, lots of things can go either way. But in terms of how we're' thinking about it right now, as I said, good quarter, but I would have liked to have seen more adds and kind of, it's the model that you know all too well, growth costs money on the front end whether it be commissions, subsidies whatever.

So if we get the growth that we are targeting, I expect to be right in the range on cash flow. To the extent that growth turns out to be lighter, growth [ph] in term (39:01) driven by fewer gross adds, then we could be at the top end. We get more growth, we can push that down. It's all [indiscernible] (39:13) the growth is the single biggest variance of what I'm looking at right now.

And just – it's a market where the consumer really is extraordinarily cautious right now. And so, we're just going to continue to kind of monitor the market and when we see opportunities, I want to be able to move and still be within my guidance and if things change dramatically, we'll be talking to you a couple more times yet this year and change it as we go.

<Q - Ric H. Prentiss>: Sure, makes sense. And the EIP program, I think I saw 39% take rate. Just finished on one of your peers Intelius, they were seeing 60%, 65%, even 75% take rate, 75% when they were incenting it, but thinking 60% to 65%, what are your thoughts about where EIP heads and what's baked into the guidance?

<A - Kenneth R. Meyers>: I'll let Steve talk about how we're thinking about it longer-term for the rest of the year, but I think you touched upon something there, which was, you can't be higher if you incent it. Our approach to the marketplace is what we call relationship-based sales and our sales force is instructed and taught and trained to make sure they explore and understand the customers' needs and then get them in the right product or service. We don't push one product, one rate plan, one service over another, but make sure that we do a good job of understanding what those customer needs are.

<A - Steven T. Campbell>: Yes. So, Ric, as far as the guidance is concerned, as we disclosed in our prepared comments, we were at about 39% for the quarter. Ken had also mentioned that that percentage was affected to some degree by that special tablet promotion we were running. So, depending on whether similar promotions are running the balance of the year, there would be some impact on that number, but we built guidance around an assumption of about 45% to 50% for the balance the year.

<Q - Ric H. Prentiss>: Okay. Makes sense. And as you think about the turnaround that you've been executing with getting the network in place, the billing system with EIP and shared data and the iPhone now in place for almost a year-and-a-half, I guess, subs have improved, revenue has grown, operating cash flow has grown. When we look at the turnaround, kind of the last part of the turnaround is also free cash flow. What are your thoughts about getting back to free cash flow positive and where that could head and probably, obviously links back to where margins [ph] could head (41:53)

<A - Kenneth R. Meyers>: Boy, you got the subs, you got the revenue, you got the cash flow, and now you want more yet. And so do I.

<Q - Ric H. Prentiss>: I always want more.

<A - Kenneth R. Meyers>: So do I. That's my message to the organization. I'd say the big question on operating on free cash flow that I want to be careful, we're early into it, is really going to be driven by what changes we have to or don't have to make in the network as we move from LTE to voice-over-LTE. We are doing a three market commercial test this year. It will be later this year by the time we turn that on and we need to make sure that we have a network in a VoLTE world that is the same quality that we have in a CDMA voice world, at least. And CDMA has been a wonderful, wonderful technology.

To the extent that the difference between those technologies impacts capital spending for a year or two, it's just uncertain right now. And so more – I would say, later this year when we start seeing those test results which will help us kind of set the path for our capital going forward. But between now and then, the focus on growing both top line and operating cash flow is what we are really centered in on.

<Q - Ric H. Prentiss>: Great. Thanks.

<A - Kenneth R. Meyers>: Thank you.

Operator

Thank you. Our next question today is coming from Philip Cusick from JP Morgan. Please proceed with your question.

<Q>: Hi this is [ph] Eric Gill (43:34) Thanks for taking the questions. Churn has come down quite nicely this quarter. Do you think there's more room for improvement or is this the optimal structure level that we can expect going forward?

<A - Kenneth R. Meyers>: Well, I've never seen a metric that I said was optimal, I always want more. And one of the big changes we've done over the last year, you go back, [ph] I guess was it (43:57) 15 months now, 18 months ago, and we had less than 40% of our customers under contracts and between changes to our offerings, changes to EIPs, we're up to cash 75-plus-percent of our customers and now, either on EIP plans, and we're seeing really good results in terms of customer satisfaction, all of the drivers. We're seeing customers that had left us in the past coming back to us because of the network quality. So I'm optimistic that we can continue to improve on that metric.

<Q>: Great. And then, CapEx was a lot lower than the $600 million run rate this year. What caused the slowdown there and do you expect it to ramp back up later this year and for what reason?

<A - Kenneth R. Meyers>: Well, I'd say that that's pretty typical in our geographies between the northeast up in Maine, New Hampshire and the northwest out in Washington and Oregon. There's not a lot of construction projects going on in January, February and March. So, first quarter is typically a little bit lighter and we are not moving off guidance. We still expect to complete all the projects we've laid out for the year.

<Q>: Got it. And then, on the spectrum front, you guys spent a little less than $300 million in the most recent auction. Considering that level of competition and looking forward to the auction next year, do you expect to spend more to get the low-band spectrum that you think you will need, and how much spectrum would you ideally like to get?

<A - Kenneth R. Meyers>: [ph] Eric (45:49), those are unanswerable at this time. Our partner actually invested, I think about – a little bit over [ph] $300 million on a net base of $300 million – almost $340 million (46:00) just to kind of get the facts out there. And we constantly are evaluating our spectrum positions. We are working with that partner right now to look at where we sit today and that's more of a market-by-market analysis than it is a general kind of across the Board and our strategy is to make sure that we have access to both high and low-band spectrum, so we can be prepared for carrier aggregation, which Mike would tell you we're going to be testing later this year.

So, once we get through that cycle later this year, I think we'll be better positioned to understand where we need it, but as a starting point, I'd say in most of our markets, we start with a low band 850 MHz, we have 700 MHz in many of our markets. So, right now, I'm feeling pretty good about our low band position.

<Q>: Got it. Okay. And then last question maybe for Vicki. Considering the performance of the cable assets that you acquired, are you pleased so far? And would you be actively looking to do more deals?

<A - Vicki L. Villacrez>: Yes, I think I was pretty clear in my comments and the progress that we've seen. We're very pleased with our performance so far. Cable overall in the first quarter with the organic growth and our connections of 7% is meeting our expectations.

I'm very pleased with our BendBroadband acquisition as well. That's exceeding our expectations. And yes, we're actively pursuing to grow that part of our business and are pleased with the activity in our pipeline.

<Q>: Great. Thank you very much.

Operator

Thank you. Our next question is coming from Barry Sine Drexel Hamilton. Please proceed with your question.

<Q - Barry Michael Sine>: Good morning, folks. I wanted to ask – as you pointed out, there's always a balance between growth and profitability in your business and it seems as if you are kind of signaling you're going to spend a bit more on customer acquisitions and then I guess, the low hanging fruit converting feature phone customers over to smartphone customers.

I wonder if you can talk about kind of why you decided to get a bit more aggressive. And what I'm wondering about is, if I look across the industry and the big four players, churn seems to be coming down across the industry, so I would think there would be fewer opportunities to poach away customers. I can understand converting to feature phone, but if you could kind of comment on that balance and where you are in that continual?

<A - Kenneth R. Meyers>: Yes. Barry, this is Ken. You're touching upon the uncertainty that's out there for the next nine months. From a strategic standpoint, I would like to get bigger. While we are doing a great job attracting back customers that left us over the last couple of years, mathematically, we don't have them all back yet; all right? And those are people that know our network, they know our service, it's met their needs. We either didn't have the right products or services or disappointed them in the past. So, I would like to get them back. I would like to improve my market share position in some of my markets, but only at a level of spend that is still economical.

Now to the extent that the US consumer continues to stay extraordinarily cautious and the switching pool shrinks, we won't have that opportunity. We, therefore, won't spend those marketing dollars and you are going to see a little bit more cash flow. But if I think about long-term, I'd still like to see the company grow from where it's at today and have built that into our strategies for the year and built that into our guidance. How the year plays out over the next few months, stay tuned, we'll both know.

<Q - Barry Michael Sine>: All right. Thank you very much.

Operator

Thank you. We've reached the end of our question-and-answer session. I'd like to turn the floor back over to management for any further closing comments.

Jane W. McCahon

Just like to thank you all for joining us. If you have any follow-up questions, please reach out. Thanks.

Operator

Thank you. That does conclude today's teleconference. You may disconnect your lines at this time and have a wonderful day. We thank you for your participation today.